Exhibit 10.7

AMENDED AND RESTATED SECURED TERM NOTE

FOR VALUE RECEIVED, STOCKERYALE, INC., a Massachusetts corporation (the “Borrower”), hereby promises to pay to PSOURCE STRUCTURED DEBT LIMITED (as assignee of Laurus Master Fund, Ltd. (“Laurus”)), c/o Valens Capital Management, LLC, 335 Madison Avenue, 10th Floor, New York, New York 10017, Fax: 212-541-4434 (the “Holder”) or its registered assigns or successors in interest, without demand, the sum of One Million Seven Hundred Sixty-Six Thousand Ten Dollars ($1,766,010) (the “Principal Amount”), together with any accrued and unpaid interest, on June 30, 2010 (the “Maturity Date”), if not sooner paid.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Securities Purchase Agreement (as amended, restated, modified and/or supplemented from time to time, the “Purchase Agreement”) dated as of December 30, 2005 among the Borrower, the Holder (as assignee of Laurus) and Laurus.

The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1 Interest Rate. Interest payable on this Note shall accrue at the annual rate of Prime Rate plus two percent (2%) (but in no event less than eight percent (8%) per annum) and be payable in arrears commencing one month from the date hereof and on the first business day of each consecutive calendar month thereafter, and on the Maturity Date, accelerated or otherwise, due and payable as described below (the “Interest Rate”). Interest shall be computed on the basis of actual days elapsed in a year of 360 days. “Prime Rate” means the “base rate” or “prime rate” published in the Wall Street Journal from time to time. The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate.

ARTICLE II

PAYMENTS OF PRINCIPAL AND INTEREST

2.1 Monthly Payments. Subject to the terms of this Article II, the Borrower shall make monthly payments to the Holder in the principal amount of $33,162 (the “Monthly Principal Amount”), together with interest accrued to date on such portion of the Principal Amount plus any and all other amounts owing under this Note but not previously paid (the “Monthly Interest Amount and, together with the Monthly Principal Amount and all other amounts owing under this Note, collectively, the “Monthly Amount”), on January 2, 2008 and on the first business day of each consecutive calendar month thereafter (each, a “Repayment Date”).

2.2 Optional Prepayments. In the event Borrower wishes to prepay all or a portion of the Principal Amount or any and all other amounts owing under this Note (collectively, the “Obligations”), Borrower shall deliver to the Holder written notice indicating the amount intended to be so prepaid (the “Prepayment Amount”) and the date on which such prepayment shall be made (the “Prepayment Date”). Such notice shall be delivered to the Holder at least five (5) Business Days’ prior to the Prepayment Date. On the Prepayment Date, Borrower shall pay to the Holder the Applicable Percentage of the Prepayment Amount in satisfaction of the Prepayment Amount. All such prepayments shall be (a) applied to the Obligations in such order as the Holder shall elect and (b) credited (conditional upon final collection) to the Obligations three (3) Business Days after receipt of such amounts by Holder in good funds in dollars of the United States of America. Any amount received by Holder after 12:00 noon (New York time) on any business day shall be deemed received on the next business day. For purposes of this Section 2.2, the term “Applicable Percentage” means (1) 115% for the period commencing on the date hereof (the “Closing Date”) and ending on the first anniversary of the Closing Date, (2) 110% for the period commencing on the first day following the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date and (3) 105% for the period commencing on the first day following the second anniversary of the Closing Date and ending on the day immediately preceding the Maturity Date.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events is an Event of Default (“Event of Default”):

3.1 Failure to Pay Principal, Interest or other Fees. The Borrower fails to pay any installment of principal, interest or other fees hereon or in respect of any other promissory note issued pursuant to the Purchase Agreement when due.

3.2 Breach of Covenant. The Borrower breaches any covenant or other term or condition of this Note or the Purchase Agreement in any material respect and such breach, if subject to cure, continues for a period of five (5) business days after the occurrence thereof.

3.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, in the Purchase Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading.

3.4 Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against the Borrower or any of its property or other assets for more than $250,000 (to the extent not covered by independent third-party insurance as to which the Holder is a lender’s loss payee and a named additional insured and the insurer has been notified of such judgment and has not denied coverage), and shall remain unvacated, unbonded or unstayed for a period of ninety (90) days.

3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

3.7 Stop Trade; Delisting. (a) An SEC stop trade order or Principal Market trading suspension of the Common Stock for 5 consecutive days or 5 days during a period of 10 consecutive days, excluding in all cases a suspension of all trading on a Principal Market or (b) Borrower’s Common Stock shall fail to be listed on a Principal Market or any securities exchange or other securities market (including the Nasdaq OTC Bulletin Board, but excluding the pink and yellow sheets).

3.8 Guaranty. (a) Any of StockerYale Canada, Inc. (“S-Canada”), Lasiris Holdings, Inc. (“Lasiris”) or any other guarantor of all or any part of the obligations owing under this Note (together with S-Canada and Lasiris, each, a “Guarantor” and collectively, “Guarantors”) attempts to terminate, challenges the validity of, or its liability under any guaranty agreement made in favor of the Holder (as amended, restated, modified and/or supplemented from time to time, the “Guaranties”), (b) any Guarantor shall default under any Guaranty or any security agreement or hypothecation made by a Guarantor in favor of the Holder (as amended, restated, modified and/or supplemented from time to time, the “Guarantor Security Agreements”), which such default is not cured within any applicable cure or grace period or (c) any Guaranty or Guarantor Security Agreement shall cease to be valid, binding and enforceable in accordance with its terms.

3.9 Further Encumbrance. The Borrower shall not encumber, mortgage, pledge, assign or grant any lien or security interest in any or all of its assets to any person or entity other than those liens and security interests set forth on Schedule 3.9 hereof.

3.10 Laurus Note; Security Agreement; Pledge Agreement. An Event of Default shall have occurred under and as defined in (a) that certain Amended and Restated Secured Term Note dated as of the date hereof executed by the Borrower in favor of Laurus in the original principal amount of $55,810 (the “Laurus Note”), (b) the Security Agreement dated as of June 10, 2004 (as amended, restated, modified and/or supplemented from time to time, the “2004 Security Agreement”) among the Borrower, Laurus, the Holder (as assignee of Laurus), and Valens U.S. SPV I, LLC (as assignee of Laurus) (“Valens US”) and (c) the Stock Pledge Agreement dated as of June 28, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Pledge Agreement”) among the Borrower, Laurus, the Holder (as assignee of Laurus) and Valens US (as assignee of Laurus).

ARTICLE IV

DEFAULT PAYMENT

4.1 Default Rate. Upon the occurrence and during the continuance of an Event of Default, a default interest rate of five percent (5%) per annum above the Interest Rate shall apply to the amounts owed hereunder.

4.2 Cumulative Remedies. The remedies under this Note shall be cumulative.

ARTICLE V

MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.2 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Borrower at the address as set forth on the signature page to the Purchase Agreement executed in connection herewith and to the Holder at the address set forth on the signature page to the Purchase Agreement for such Holder, with a copy to Scott J. Giordano, Esq., Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, facsimile number (212) 407-4990, or at such other address as the Borrower or the Holder may designate by ten days advance written notice to the other parties hereto.

5.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder.

5.5 Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

5.9 Security Interest and Guaranties. The Holder has been granted a security interest in certain assets of (a) the Company under the 2004 Security Agreement and the Pledge Agreement and (b) the Guarantors under the Guarantor Security Agreements. The obligations of the Borrower under this Note are guaranteed by the Guarantors pursuant to the Guaranties.

5.10 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Borrower (or its agent) shall register the Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Borrower of this Note to the new holder or the issuance by the Borrower of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Borrower (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

5.11 Amendment and Restatement. This Note together with the Laurus Note (collectively, the “Notes”) amend and restate in its entirety, and are given in substitution for but not in satisfaction of, that certain $4,000,000 Secured Term Note dated as of December 30, 2005 executed by the Borrower in favor of the Holder (as assignee of Laurus) and Laurus (as amended, restated, modified and/or supplemented from time to time, the “Prior Note”). The Notes do not effect a refinancing of all or any portion of the Obligations heretofore evidenced by the Prior Note, it being the intention of the Borrower and the Holder to avoid effectuating a novation of such Obligations.

[Balance of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Amended and Restated Secured Term Note to be signed in its name and amended and restated as of this 28th day of December 2007 and effective as of the 30th day of December 2005.

STOCKERYALE, INC.

By:	/s/ Marianne Molleur
Name:	Marianne Molleur
Title:	Senior Vice President and Chief Financial Officer

WITNESS:

/s/ Tom Rosedale